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Exhibit 99A

ROLLINS 401(k) PLAN

FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2000

TABLE OF CONTENTS

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

FINANCIAL STATEMENTS

    Statements of Net Assets Available for Benefits—December 31, 2001 and 2000

    Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2001

NOTES TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Plan Administrator of the
Rollins 401(k) Plan:

        We have audited the accompanying statements of net assets available for benefits of the ROLLINS 401(k) PLAN as of December 31, 2001 and 2000 and the related statement of changes in net assets available for benefits for the year ended December 31, 2001. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2001 and 2000 and the changes in its net assets available for benefits for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP

Atlanta, Georgia
February 22, 2002

ROLLINS 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2001 AND 2000

	2001	2000
INVESTMENTS:
Investment in Master Trust (Note 3)	$99,994,041	$108,107,757
CONTRIBUTIONS RECEIVABLE:
Employer	1,723,994	1,819,520
Participant	0	466,655
EXCESS CONTRIBUTIONS PAYABLE TO PARTICIPANTS	0	(68,826)

NET ASSETS AVAILABLE FOR BENEFITS	$101,718,035	$110,325,106

The accompanying notes are an integral part of these statements.

ROLLINS 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31, 2001

NET LOSS FROM INVESTMENT IN MASTER TRUST	$(9,270,687)

CONTRIBUTIONS:
Participant	10,773,574
Employer	1,727,755

Total contributions	12,501,329

DISTRIBUTIONS TO PARTICIPANTS	(11,837,713)

NET DECREASE	(8,607,071)
NET ASSETS AVAILABLE FOR BENEFITS, beginning of year	110,325,106

NET ASSETS AVAILABLE FOR BENEFITS, end of year	$101,718,035

The accompanying notes are an integral part of this statement.

ROLLINS 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2000

1.    DESCRIPTION OF THE PLAN

        The following brief description of the Rollins 401(k) Plan (the "Plan") is provided for general information purposes only. Participants should refer to the plan agreement for more complete information.

        The Plan, as amended and restated, is a defined contribution plan. All employees of Rollins, Inc. (the "Company"), except those who are members of a collective bargaining unit, are eligible to participate in the Plan following the completion of six months of service, as defined. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

        All investment options are established by the Plan with guidelines as to the purpose of each fund. Each of the investment funds has a custodian responsible for the safekeeping and investment of the assets of the fund.

        The plan administrator is responsible for the overall administration of the Plan. The trustee of the Plan is Northern Trust Company (the "Trustee"). The Trustee is responsible for the overall safekeeping and investment of the assets of the Plan.

        Participants may elect to contribute, via payroll deductions, up to 15% of their before-tax compensation, as defined, subject to certain provisions of the Internal Revenue Code (the "IRC"), into any of the seven investment fund options or a combination thereof in multiples of 5%. All participant contributions are fully vested and nonforfeitable.

        The Plan provides for an employer matching contribution of 30% of contributions up to 5% of a participant's compensation. The employer's full contribution under this provision is made in Rollins, Inc. common stock. In order to receive a matching contribution for the plan year, a participant must be actively employed on December 31. Participants in the Plan vest in the Company's contribution based on the following schedule:

Vested Percentage
Years of service:
Less than three	0%
Three	20
Four	40
Five	60
Six	80
Seven or more	100

        Forfeited nonvested accounts are used to reduce employer contributions. Total forfeitures used to reduce employer contributions for 2001 were $262,201.

        The Plan's record keeper is Northern Trust Retirement Consulting ("NTRC"). Separate accounts are maintained for each participant by NTRC. Income and losses on plan investments are allocated to the participants' accounts in accordance with the provisions of the Plan. NTRC provides daily valuation of participant accounts.

        A participant may make in-service withdrawals from his/her account only if the participant has a financial hardship, as defined, which in the opinion of the plan administrator cannot be met by funds reasonably available from other resources of the participant, or for any reason upon attainment of age 59 1/2. If a participant retires, is totally and permanently disabled, or otherwise incurs a termination of employment, as defined, he/she shall receive his/her entire vested account balance in the Plan.

        Administrative expenses of the Plan, including trustee and custodian fees, shall be paid by the Plan to the extent such expenses are not paid by the Company. All expenses of the Plan were paid by the Company for the year ended December 31, 2001.

        Although the Company intends for the Plan to be permanent, the Company has the right to terminate the Plan at any time. Upon termination of the Plan, all participants would become fully vested in their account balances.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

        The accompanying financial statements have been prepared using the accrual method of accounting.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Plan's management to make estimates and assumptions that affect the accompanying financial statements and disclosures. Actual results could differ from those estimates.

Investment Fund Options and Investment Valuation

        All investment fund options, excluding the employer contribution portion of the Rollins, Inc. Common Stock Fund, are 100% participant-directed. A summary of investment fund options and investment valuation policies is as follows:

    Fixed Income Fund

    The Fixed Income Fund consists of insurance company benefit administration fund deposits that are reasonably expected to provide income and preserve capital. The balance represents deposits and interest earned thereon in this fund managed by Connecticut General Life Insurance Company.

    The group annuity contract under which these deposits have been made has been determined to be fully benefit-responsive under Statement of Position 94-4. Therefore, this investment is carried at contract value in the accompanying financial statements. At December 31, 2001 and 2000, the crediting interest rate was 7.50% and 7.65%, respectively. This rate may be changed under the terms of the contract, but in no case is it adjusted to less than 0%. The annual yield on the contract for the year ended December 31, 2001 was 7.45%. This contract is subject to credit risk based on the ability of the insurance company to meet interest or principal payments or both as they become due.

    Balanced Fund

    The Balanced Fund provides for an investment in the Dodge & Cox Balanced Fund, a mutual fund which invests in a mix of common stocks, bonds, and cash-equivalent securities that are reasonably expected to provide current income and capital appreciation. The mutual fund is valued at the quoted market price as of year-end.

    Equity Fund

    The Equity Fund provides for an investment in the Janus Fund, a mutual fund which invests in common stocks of companies and industries that are reasonably expected to experience increasing demand for their products and services. The mutual fund is valued at the quoted market price as of year-end.

    Value Equity Fund

    The Value Equity Fund provides for investment in the Vanguard Windsor II Fund, a mutual fund which invests in income-producing common stock and/or securities convertible into common stock. The mutual fund is valued at the quoted market price as of year-end.

    Bond Fund

    The Bond Fund provides for an investment in the PIMCO Total Return Fund, a fund which invests in an intermediate maturity portfolio that seeks to maintain the value of original investments through fixed income bonds. The mutual fund is valued at the quoted market price as of year-end.

    Global Fund

    The Global Fund provides for an investment in the Janus Worldwide Fund, a mutual fund which invests in common stock of foreign and domestic companies. The mutual fund is valued at the quoted market price as of year-end.

    Rollins, Inc. Common Stock Fund

    This fund provides for investment in the common stock of Rollins, Inc. and is managed by the Trustee. The value of the investment in common stock is based on the quoted market price of the stock on the last day of the plan year.

    Loans Receivable From Plan Participants

    The balance represents loans receivable from Plan participants. The Plan provides for loans to participants of up to 50% of the individual participant's vested account balance. The plan administrator administers this fund. A participant's loan payments of principal and interest are allocated to his/her accounts under the Plan and invested according to the participant's then-current investment elections.

        The objectives of the respective funds are not necessarily an indicator of actual performance.

        Investments, in general, are subject to various risks, including credit, interest, and overall market volatility risks. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in values of investment securities will occur in the near term, and such changes could materially affect the amount reported in the statements of net assets available for benefits.

3.    MASTER TRUST

        The Plan participates in the Rollins Retirement Account Master Trust (the "Master Trust"). The Master Trust reinvests all dividend and interest income received on securities owned by the Master Trust. The value of the units in the Master Trust is adjusted daily to reflect the fair value of the investments. The Master Trust units may be redeemed by the Plan for an amount equal to their current market values, except for units in the Fixed Income Fund, which are redeemed at contract value.

        The Plan's interest in the assets of the Master Trust is included in the accompanying statements of net assets available for benefits at December 31, 2001 and 2000. A summary of the net assets of the Master Trust as of December 31, 2001 and 2000 is as follows:

	2001	2000
Investments, at fair value as determined by quoted market prices:
Mutual funds	$57,311,082	$69,919,417
Common stock—Rollins, Inc.	15,795,800	14,564,653
Money market funds	907,830	689,342
Investments, at contract value:
Group annuity contract	28,653,627	22,511,674
Loans to participants	5,673,608	5,876,944
Accrued investment income	16,240	140,015
Accrued expenses and other liabilities	(2,466)	(1,821)
Adjustments for pending trades	(134,015)	(148,022)

Net assets of Master Trust	$108,221,706	$113,552,202

        Allocations of the net assets of the Master Trust to participating plans as of December 31, 2001 and 2000 are as follows:

	2001		2000
	Amount	Percent	Amount	Percent
Rollins 401(k) Plan	$99,994,041	92.0%	$108,107,757	95.2%
LOR 401(k) Plan	8,227,665	8.0	5,444,445	4.8

	$108,221,706	100.0%	$113,552,202	100.0%

        Master Trust income (loss) allocated to the participating plans for the year ended December 31, 2001 is as follows:

Interest income	$2,567,422
Dividends	1,163,753
Net depreciation in fair value of mutual funds	(14,181,496)
Net appreciation in fair value of Rollins, Inc. common stock	199,187

Net investment loss	$(10,251,134)

4.    TAX STATUS

        The Plan obtained a favorable determination letter dated April 13, 1995 in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the IRC. The Plan has been amended since receiving the determination letter. On October 22, 2001, the Company applied to the Internal Revenue Service for a redetermination of the qualified and tax exempt status of the Plan and the related trust. The plan administrator believes that the Plan is currently designed and is being operated in compliance with the applicable requirements of the IRC. Therefore, the plan administrator believes that the Plan was qualified and that the related trust was tax-exempt as of the financial statement dates.

5.    NONPARTICIPANT-DIRECTED INVESTMENTS

        The employer matching contribution is invested in the Rollins, Inc. Common Stock Fund and may not be transferred by the participants. The portion of the Rollins, Inc. Common Stock Fund that is nonparticipant-directed was $12,917,306 and $11,903,148 at December 31, 2001 and 2000, respectively.

        Net assets of the Rollins, Inc. Common Stock Fund (including both participant directed- and nonparticipant-directed amounts) at December 31, 2001 and 2000 are as follows:

	2001	2000
Rollins, Inc. common stock	$15,795,800	$14,564,653
Money market fund	266,044	192,192
Employer contribution receivable	1,723,994	1,819,520
Accrued income	544	1,370

	$17,786,382	$16,577,735

        Changes in net assets for the year ended December 31, 2001 are as follows:

Employer contributions, net of forfeitures	$1,727,755
Participant	736,177
Gain from investment in Master Trust	370,158
Distributions to participants	(1,652,341)
Interest on loans	35,842
Net transfers to other funds	(8,944)

Net change	$1,208,647

6.    SUBSEQUENT EVENT

        Effective January 1, 2002, Rollins amended the Plan to reflect the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"). They have changed the Plan to allow participants to contribute from 1% to 25% of total pay to the Plan on a before-tax basis up to the maximum allowed. The Company has changed the employer match to contribute 30 cents for every dollar a participant contributes that does not exceed 6% of pay. Vesting terms have also changed as shown below:

Vested Percentage
Years of service:
Less than two	0%
Two	20
Three	40
Four	60
Five	80
Six	100

        The Company also allows catch-up contributions. If a participant is age 50 or older by December 31, 2002, they may make an additional contribution of $1,000 for 2002.

QuickLinks

ROLLINS 401(k) PLAN FINANCIAL STATEMENTS DECEMBER 31, 2001 AND 2000
TABLE OF CONTENTS
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
ROLLINS 401(k) PLAN STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS DECEMBER 31, 2001 AND 2000
ROLLINS 401(k) PLAN STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS FOR THE YEAR ENDED DECEMBER 31, 2001
ROLLINS 401(k) PLAN NOTES TO FINANCIAL STATEMENTS DECEMBER 31, 2001 AND 2000